Exhibit 99.1

TTM Technologies, Inc. Executives Establish 10b5-1 Trading Plans

SANTA ANA, Calif., Feb. 2 /PRNewswire-FirstCall/ — TTM Technologies, Inc. (Nasdaq: TTMI), announced that four executive officers have advised the company that they intend to enter into trading plans to sell a portion of their holdings in the company.  The trading plans will be implemented pursuant to the requirements of Rule 10b5-1 of the Securities and Exchange Act as part of a long-term asset diversification strategy.

Each of Kenton K. Alder, the company’s Chief Executive Officer; Stacey M. Peterson, the company’s Chief Financial Officer; Shane Whiteside, the company’s Chief Operating Officer; and Clay Swain, the company’s Senior Vice President of Sales and Marketing, has adopted a 10b5-1 trading plan.  These plans, which are effective immediately, provide for periodic sales of shares in the open market, subject to certain predetermined volume and price parameters.  Sales under these 10b5-1 trading plans will occur in a systematic manner with the goal of minimal market impact by spreading such sales over a more extended period of time than would be available under the company’s traditional trading window periods.

Pursuant to his trading plan, Mr. Alder will sell up to 286,000 shares of TTM common stock over the next 12 months, subject to a weekly maximum of 11,000 shares.  Pursuant to their trading plans, each of Ms. Peterson, Mr. Whiteside and Mr. Swain will sell up to 100,000 shares each of TTM common stock over the next 12 months, subject to a weekly maximum each of 3,800 shares.

“Our executive compensation has always been heavily weighted toward performance-based, stock option awards, particularly in the pre-IPO phase,” said Mr. Alder.  “Following these prearranged stock sales, members of the executive team will continue to retain a significant interest in TTM.”

TTM Technologies, Inc. is a leading supplier of time-critical and technologically advanced printed circuit boards to original equipment manufacturers and electronics manufacturing services companies.  TTM stands for time-to-market, representing how the company’s time-critical, one-stop manufacturing services enable customers to shorten the time required to develop new products and bring them to market.